[JPMORGAN LOGO]

     ---------------------------------------------------------------------

                            GLOBAL CUSTODY AGREEMENT

                                     BETWEEN

                  Morgan Stanley Institutional Liquidity Funds

                                       AND

                               JPMORGAN CHASE BANK

                                             October 23, 2003

                            GLOBAL CUSTODY AGREEMENT

                                       ii

                            GLOBAL CUSTODY AGREEMENT

         This Agreement, dated October 23, 2003, is between JPMORGAN CHASE BANK
("BANK"), with a place of business at New York, New York; and Morgan Stanley
Institutional Liquidity Funds ("CUSTOMER") with a place of business at New York,
New York.

                    1. INTENTION OF THE PARTIES; DEFINITIONS

1.1      INTENTION OF THE PARTIES.

         (a) This Agreement sets out the terms governing custodial, settlement and certain other associated services offered by Bank to Customer. Bank will be responsible for the performance of only those Securities custody duties that are set forth in this Agreement. Customer acknowledges that Bank is not providing any legal, tax or investment advice in connection with the services hereunder.

         (b) Investing in foreign markets may be a risky enterprise. The holding of Financial Assets and cash in foreign jurisdictions may involve risks of loss or other special considerations. Bank will not be liable for any loss that results from the general risks of investing or Country Risk.

1.2      DEFINITIONS.

         (a)      As used herein, the following terms have the meaning
hereinafter stated.

         "ACCOUNT" has the meaning set forth in Section 2.1 of this Agreement.

         "AFFILIATE" means an entity controlling, controlled by, or under common control with, Bank.

         "AFFILIATED SUBCUSTODIAN" means a Subcustodian that is an Affiliate.

         "APPLICABLE LAW" means any statute, whether national, state or local, applicable in the United States or any other country, the rules of the treaty establishing the European Community, any other law, rule, regulation or interpretation of any governmental entity, any applicable common law, and any decree, injunction, judgment, order, ruling, or writ of any governmental entity.

         "AUTHORIZED PERSON" means any person who has been designated by written notice from Customer (or by any agent designated by Customer, including, without limitation, an investment manager) to act on behalf of Customer hereunder. Such persons will continue to be Authorized Persons until such time as Bank receives
Instructions from Customer (or its agent) that any such person is no longer an
Authorized Person.

         "BANK INDEMNITEES" means Bank, its Subcustodians, and their respective nominees, directors, officers, employees and agents.

         "BANK'S LONDON BRANCH" means the London branch office of JPMorgan Chase
Bank.

         "CASH ACCOUNT" has the meaning set forth in Section 2.1(a)(ii).

         "CORPORATE ACTION" means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that require discretionary action by the holder, but does not include proxy solicitations.

         "COUNTRY RISK" means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from nationalization, expropriation or other governmental actions; the country's financial infrastructure, including prevailing custody and settlement practices;
laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency restrictions, devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

         "ENTITLEMENT HOLDER" means the person named on the records of a
Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

         "FINANCIAL ASSET" means a Security and refers, as the context requires, either to the asset itself or to the means by which a person's claim to it is evidenced, including a Security, a security certificate, or a Securities
Entitlement. "FINANCIAL ASSET" does not include cash.

         "INSTRUCTIONS" means instructions which: (i) contain all necessary information required by Bank to enable Bank to carry out the Instructions; (ii)
are received by Bank in writing or via Bank's electronic instruction system,
SWIFT, telephone, tested telex, facsimile or such other methods as are for the time being agreed by Customer (or an Authorized Person) and Bank; and (iii) Bank
believes in good faith have been given by an Authorized Person or are transmitted with proper testing or authentication pursuant to terms and conditions which Bank may specify.

         "LIABILITIES" means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys', accountants', consultants' or experts' fees and disbursements).

         "SECURITIES" means stocks, bonds, rights, warrants and other negotiable and non-negotiable instruments, whether issued in certificated or uncertificated form, that are commonly traded or dealt in on securities exchanges or financial markets. "SECURITIES" also means other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to Bank for the Securities Account.

         "SECURITIES ACCOUNT" means each Securities custody account on Bank's records to which Financial Assets are or may be credited pursuant hereto.

         "SECURITIES DEPOSITORY" has the meaning set forth in Section 5.1 of this Agreement.

         "SECURITIES ENTITLEMENT" means the rights and property interests of an
Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of
Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

         "SECURITIES INTERMEDIARY" means Bank, a Subcustodian, a Securities
Depository, and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

         "SUBCUSTODIAN" has the meaning set forth in Section 5.1 and includes
Affiliated Subcustodians.

         (b) All terms in the singular will have the same meaning in the plural unless the context otherwise provides and visa versa.

                         2. WHAT BANK IS REQUIRED TO DO

2.1      SET UP ACCOUNTS.

         (a)      Bank will establish and maintain the following accounts
                  ("ACCOUNTS"):

                  (i)      a Securities  Account in the name of Customer for
                           Financial Assets,  which may be received by or on
                           behalf of Bank or its Subcustodian for the account of
                           Customer, including as an Entitlement Holder; and

                  (ii)     an account in the name of Customer ("CASH ACCOUNT")
                           for any and all cash in any currency received by or
                           on behalf of Bank for the account of Customer.

Notwithstanding paragraph (ii), cash held in respect of those markets where
Customer is required to have a cash account in its own name held directly with the relevant Subcustodian or a Securities Depository will be held in that manner and will not be part of the Cash Account.

         (b) At the request of Customer, additional Accounts may be opened in the future, which will be subject to the terms of this Agreement.

2.2      CASH ACCOUNT.

         Except as otherwise provided in Instructions acceptable to Bank, all cash held in the Cash Account will be deposited during the period it is credited to the Accounts in one or more deposit accounts at Bank or at Bank's London
Branch. Any cash so deposited with Bank's London Branch will be payable exclusively by Bank's London Branch in the applicable currency, subject to compliance with Applicable Law, including, without limitation, any restrictions on transactions in the applicable currency imposed by the country of the applicable currency.

2.3      SEGREGATION OF ASSETS; NOMINEE NAME.

         (a) Bank will identify in its records that Financial Assets credited to
Customer's Securities Account belong to Customer (except as otherwise may be agreed by Bank and Customer).

         (b) To the extent permitted by Applicable Law or market practice, Bank will require each Subcustodian to identify in its own records that Financial
Assets held at such Subcustodian by Bank on behalf of its customers belong to customers of Bank, such that it is readily apparent that the Financial Assets do not belong to Bank or the Subcustodian.

         (c) Bank is authorized, in its discretion,

                  (i)      to hold in bearer form, such Financial  Assets as are
                           customarily  held in bearer form or are delivered to
                           Bank or its Subcustodian in bearer form;

                   (ii)    to hold Securities in or deposit Securities with any
                           Securities Depositary, settlement system or
                           dematerialized book entry or similar systems; and

                  (iii)    to register in the name of Customer, Bank, a
                           Subcustodian, a Securities Depository, or their
                           respective nominees, such Financial Assets as are
                           customarily held in registered form..

         (d) Bank is authorized, when directed to do so by Customer, to hold
Financial Assets at third parties and to register Financial Assets in broker
"street name" or in the name of other third parties (or their nominees).
Notwithstanding Section 7.1, Bank shall have no liability for any loss of
Financial Assets or other damages resulting from holding or registering
Financial Assets as so directed by the Customer.

Customer authorizes Bank or its Subcustodian to hold Financial Assets in omnibus accounts and will accept delivery of Financial Assets of the same class and denomination as those with Bank or its Subcustodian.

2.4      SETTLEMENT OF TRADES.

         When Bank receives an Instruction directing settlement of a transaction in Financial Assets that includes all information required by Bank, Bank will use reasonable care to effect such

settlement as instructed. Settlement of transactions in Financial Assets will be conducted in accordance with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing, the risk of loss will be Customer's whenever Bank delivers Financial Assets or payment in accordance with applicable market practice in advance of receipt or settlement of the expected consideration. In the case of the failure of Customer's counterparty (or other appropriate party) to deliver the expected consideration as agreed, Bank will contact the counterparty to seek settlement, but Bank will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.

2.5      CONTRACTUAL SETTLEMENT DATE ACCOUNTING.

         (a) Bank will effect book entries on a "contractual settlement date accounting" basis as described below with respect to the settlement of trades in those markets where Bank generally offers contractual settlement date accounting and will notify Customer of those markets from time to time.

                  (i)      SALES: On the settlement date for a sale, Bank will
                           credit the Cash Account with the proceeds of the sale
                           and transfer the relevant Financial Assets to an
                           account at the Bank pending settlement of the trade
                           where not already delivered.

                  (ii)     PURCHASES: On the settlement date for the purchase
                           (or earlier, if market practice requires delivery of
                           the purchase price before the settlement date), Bank
                           will debit the Cash Account for the settlement amount
                           and credit a separate account at the Bank. Bank then
                           will post the Securities Account as awaiting receipt
                           of the expected Financial Assets. Customer will not
                           be entitled to the Financial Assets that are awaiting
                           receipt until Bank or a Subcustodian actually
                           receives them.

Bank reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.

         (b) Bank may (in its absolute discretion) upon oral or written notification to Customer reverse any debit or credit made pursuant to Section
2.5(a) prior to a transaction's actual settlement, and Customer will be responsible for any costs or liabilities resulting from such reversal. Customer acknowledges that the procedures described in this sub-section are of an administrative nature, and Bank does not undertake to make loans and/or
Financial Assets available to Customer.

2.6      ACTUAL SETTLEMENT DATE ACCOUNTING.

         With respect to any sale or purchase transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5,
Bank will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received by Bank.

2.7      INCOME COLLECTION (AUTOCREDIT(R)).

         (a) Bank will credit the Cash Account with income and redemption proceeds on Financial Assets in accordance with the times notified by Bank from time to time on or after the anticipated payment date, net of any taxes that are withheld by Bank or any third party. Where no time is specified for a particular market, income and redemption proceeds from Financial Assets will be credited only after actual receipt and reconciliation. Bank may reverse such credits upon oral or written notification to Customer that Bank believes that the corresponding payment will not be received by Bank within a reasonable period or such credit was incorrect.

         (b) Bank will make good faith efforts in its discretion to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds, but neither Bank nor its Subcustodians will be obliged to file any formal notice of default, institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.

2.8      CERTAIN MINISTERIAL ACTS.

     Until Bank receives Instructions to the contrary, Bank will:

                  (a)      present all Financial Assets for which Bank has
                           received notice of a call for redemption or that have
                           otherwise matured, and all income and interest
                           coupons and other income items that call for payment
                           upon presentation;

                  (b)      execute in the name of Customer such certificates as
                           may be required to obtain  payment in respect of
                           Financial Assets;

                  (c)      exchange interim or temporary documents of title held
                           in the Securities Account for definitive documents of
                           title; and

                  (d)      provide information concerning the Accounts to
                           Subcustodians, Securities Depositories,
                           counterparties, issuers of Financial Assets,
                           governmental entities, securities exchanges,
                           self-regulatory entities, and similar entities to the
                           extent required by Applicable Law or as may be
                           required in the ordinary course by market practice or
                           otherwise in order to provide the services
                           contemplated by this Agreement.

2.9      CORPORATE ACTIONS.

         (a) Bank will notify Customer of any Corporate Action of which information is either (i) received by it or a Subcustodian to the extent that
Bank's central corporate actions department has actual knowledge of the
Corporate Action in time to notify its customers in a timely manner; or (ii)
published via a formal notice in publications and reporting services routinely used by Bank for this purpose in time for Bank to notify its customers in a timely manner. Bank also will use its reasonable efforts to notify Customer of any class action litigation for which information is actually received by Bank's central corporate actions department but shall not be liable for any Liabilities arising out of Bank's failure to identify Customer's interest in any class action

litigation. Bank does not commit, however, to provide information concerning
Corporate Actions or class action litigation relating to Financial Assets being held at Customer's request in a name not subject to the control of Bank or its
Subcustodian.

         (b) If an Authorized Person fails to provide Bank with timely
Instructions with respect to any Corporate Action or class action, neither Bank nor its Subcustodians or their respective nominees will take any action in relation to that Corporate Action or class action, except as otherwise agreed in writing by Bank and Customer or as may be set forth by Bank as a default action in the notification it provides under Section 2.9 (a) with respect to that
Corporate Action or class action.

         (c) Bank may sell or otherwise dispose of fractional interests in
Financial Assets arising out of a Corporate Action or class action litigation and, to the extent necessary to protect Customer's interest in that Corporate
Action or class action, credit the Cash Account with the proceeds of the sale or disposition. If some, but not all, of an outstanding class of Financial Asset is called for redemption, Bank may allot the amount redeemed among the respective beneficial holders of such class of Financial Asset in any manner Bank deems to be fair and equitable.

         (d) Notices of Corporate Actions and class actions dispatched to
Customer may have been obtained from sources which Bank does not control and may have been translated or summarized. Although Bank believes such sources to be reliable, Bank has no duty to verify the information contained in such notices nor the faithfulness of any translation or summary and therefore does not guarantee its accuracy, completeness or timeliness, and shall not be liable to
Customer for any loss that may result from relying on such notice.

2.10     PROXIES.

         (a) Subject to and upon the terms of this sub-section, Bank will provide Customer with information which it receives on matters to be voted upon at meetings of holders of Financial Assets ("NOTIFICATIONS"), and Bank will act in accordance with Customer's Instructions in relation to such Notifications
("THE ACTIVE PROXY VOTING SERVICE"). If information is received by Bank at its proxy voting department too late to permit timely voting by Customer, Bank's only obligation will be to provide, so far as reasonably practicable, a
Notification (or summary information concerning a Notification) on an
"information only" basis.

         (b) The active proxy voting service is available only in certain markets, details of which are available from Bank on request. Provision of the active proxy voting service is conditional upon receipt by Bank of a duly completed enrollment form as well as additional documentation that may be required for certain markets.

         (c) Bank will act upon Instructions to vote on matters referred to in a
Notification, provided Instructions are received by Bank at its proxy voting department by the deadline referred to in the relevant Notification. If
Instructions are not received in a timely manner, Bank will not be obligated to provide further notice to Customer and shall not be obliged to vote. It is
Customer's obligation to monitor the agreed means of providing Notifications to determine if new

                                       10

Notifications have been received.

         (d) Bank reserves the right to provide Notifications or parts thereof in the language received. Bank will attempt in good faith to provide accurate and complete Notifications, whether or not translated.

         (e) Customer acknowledges that Notifications and other information furnished pursuant to the active proxy voting service ("INFORMATION") are proprietary to Bank and that Bank owns all intellectual property rights, including copyrights and patents, embodied therein. Accordingly, Customer will not make any use of such information except in connection with the active proxy voting service.

         (f) In markets where the active proxy voting service is not available or where Bank has not received a duly completed enrollment form or other relevant documentation, Bank will not provide Notifications to Customer but will endeavor to act upon Instructions to vote on matters before meetings of holders of Financial Assets where it is reasonably practicable for Bank (or its
Subcustodians or nominees as the case may be) to do so and where such
Instructions are received in time for Bank to take timely action (the "PASSIVE
PROXY VOTING SERVICE").

         (g) Customer acknowledges that the provision of proxy voting services
(whether active or passive) may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

                  (i)      the Financial Assets being on loan or out for
                           registration,

                  (ii)     the pendency of conversion or another corporate
                           action;

                  (iii)    Financial Assets being held at Customer's request in
                           a name not subject to the control of Bank or its
                           Subcustodian;

                  (iv)     in a margin or collateral account at Bank or another
                           bank or broker, or otherwise in a manner which
                           affects voting;

                  (v)      local market regulations or practices, or
                           restrictions by the issuer;

                  (vi)     Bank may be required to vote all shares held for a
                           particular issue for all of Bank's customers on a net
                           basis(i.e. a net yes or no vote based on voting
                           instructions received from all its customers). Where
                           this is the case, Bank will inform Customer by means
                           of the Notification.

         (h) Notwithstanding the fact that Bank may act in a fiduciary capacity with respect to Customer under other agreements, in performing active or passive voting proxy services Bank will be acting solely as the agent of Customer, and will not exercise any discretion, with regard to such proxy services or vote any proxy except when directed by an Authorized Person.

                                       11

2.11     STATEMENTS AND INFORMATION AVAILABLE ON-LINE.

         (a) Bank will send, or make available on-line, to Customer, at times mutually agreed upon, a formal statement of account in Bank's standard format for each Account maintained by Customer with Bank, identifying the Financial
Assets and cash held in each Account (each such statement a "STATEMENT OF
ACCOUNT"). Additionally, Bank will send (or make available on-line to) Customer an advice or notification of any transfers of cash or Financial Assets with respect to each Account. Bank will not be liable with respect to any matter set forth in those portions of any Statement of Account or any such advice (or reasonably implied therefrom) to which Customer has not given Bank a written exception or objection within sixty (60) days of receipt of the Statement of
Account, provided such matter is not the result of Bank's willful misconduct or bad faith. References in this Agreement to Statements of Account include
Statements of Account in electronic form.

         (b) Prices and other information obtained from third parties which may be contained in any Statement of Account or other statement sent to Customer have been obtained from sources Bank believes to be reliable. Bank does not, however, make any representation as to the accuracy of such information or that the prices specified necessarily reflect the proceeds that would be received on a disposal of the relevant Financial Assets.

         (c) Customer acknowledges that, except for Statements of Account or as otherwise expressly agreed by Bank, records and reports available to it on-line may not be accurate due to mis-postings, delays in updating Account records, and other causes. Bank will not be liable for any loss or damage arising out of the inaccuracy of any such records or reports accessed on-line.

2.12     ACCESS TO BANK'S RECORDS.

         Bank will allow Customer's independent public accountants such reasonable access to the records of Bank relating to Financial Assets as is required in connection with their examination of books and records pertaining to
Customer's affairs. Subject to restrictions under Applicable Law, Bank also will obtain an undertaking to permit Customer's independent public accountants, reasonable access to the records of any Subcustodian of Securities held in the
Securities Account as may be required in connection with such examination.

2.13     MAINTENANCE OF FINANCIAL ASSETS AT SUBCUSTODIAN LOCATIONS.

         (a) Unless Instructions require another location acceptable to Bank,
Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired, or where such
Financial Assets are held. Bank reserves the right to refuse to accept delivery of Financial Assets or cash in countries and jurisdictions other than those referred to in Schedule 1 to this Agreement, as in effect from time to time.

         (b) Bank will not be obliged to follow an Instruction to hold Financial
Assets with, or have them registered or recorded in the name of, any person not chosen by Bank. However, if Customer does instruct Bank to hold Securities and/or cash with or register or record Securities in

                                       12

the name of a person not chosen by Bank and Bank agrees to do so, the consequences of doing so are at Customer's own risk and Bank (i) will not be liable therefor and (ii) may not provide services under this Agreement with respect to Securities or cash so held, including, without limitation, services provided under Sections 2.8, 2.9, 2.10, and 8.2.

2.14     TAX RELIEF SERVICES.

         Bank will provide tax relief services as provided in Section 8.2.

2.15     FOREIGN EXCHANGE TRANSACTIONS.

         To facilitate the administration of Customer's trading and investment activity, Bank may, but will not be obliged to, enter into spot or forward foreign exchange contracts with Customer, or an Authorized Person, and may also provide foreign exchange contracts and facilities through its Affiliates or
Subcustodians. Instructions, including standing Instructions, may be issued with respect to such contracts, but Bank may establish rules or limitations concerning any foreign exchange facility made available. In all cases where
Bank, its Affiliates or Subcustodians enter into a master foreign exchange contract that covers foreign exchange transactions for the Accounts, the terms and conditions of that foreign exchange contract and, to the extent not inconsistent, this Agreement, will apply to such transactions.

                                 3. INSTRUCTIONS

3.1      ACTING ON INSTRUCTIONS; UNCLEAR INSTRUCTIONS.

         (a) Customer authorizes Bank to accept and act upon any Instructions received by it without inquiry. Customer will indemnify the Bank Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the Bank Indemnitees as a result of any action or omission taken in accordance with any Instructions or other directions upon which Bank is authorized to rely under the terms of this
Agreement.

         (b) Unless otherwise expressly provided, all Instructions will continue in full force and effect until canceled or superseded.

         (c) Bank may (in its sole discretion and without affecting any part of this Section 3.1) seek clarification or confirmation of an Instruction from an
Authorized Person and may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. Bank will not be liable for any loss arising from any delay while it seeks such clarification or confirmation.

         (d) In executing or paying a payment order Bank may rely upon the identifying number (e.g. Fedwire routing number or account) of any party as instructed in the payment order. Customer assumes full responsibility for any inconsistency between the name and identifying number of any party in payment orders issued to Bank in Customer's name.

                                       13

3.2      CONFIRMATION OF ORAL INSTRUCTIONS/ SECURITY DEVICES.

         Any Instructions delivered to Bank by telephone will promptly thereafter be confirmed in writing by an Authorized Person. Each confirmation is to be clearly marked "Confirmation." Bank will not be liable for having followed such Instructions notwithstanding the failure of an Authorized Person to send such confirmation in writing or the failure of such confirmation to conform to the telephone Instructions received. Either party may record any of their telephonic communications. Customer will comply with any security procedures reasonably required by Bank from time to time with respect to verification of
Instructions. Customer will be responsible for safeguarding any test keys, identification codes or other security devices that Bank will make available to
Customer or any Authorized Person.

3.3      INSTRUCTIONS; CONTRARY TO LAW/MARKET PRACTICE.

         Bank need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice, but Bank will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice.

3.4      CUT-OFF TIMES.

         Bank has established cut-off times for receipt of some categories of
Instruction, which will be made available to Customer. If Bank receives an
Instruction after its established cut-off time, Bank will attempt to act upon the Instruction on the day requested if Bank deems it practicable to do so or otherwise as soon as practicable on the next business day.

                4. FEES, EXPENSES AND OTHER AMOUNTS OWING TO BANK

4.1      FEES AND EXPENSES.

         Customer will pay Bank for its services hereunder the fees set forth in
Schedule B hereto or such other amounts as may be agreed upon in writing from time to time, together with Bank's reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees and tax or related fees incidental to processing by governmental authorities, issuers, or their agents.
Customer authorizes Bank to deduct amounts owing to it from the Cash Account, for any such fees or expenses from time to time in arrears. Bank may increase such fees by not less than thirty days' notice in writing to Customer. Without prejudice to Bank's other rights, Bank reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as Bank may reasonably determine.

                                       14

4.2      OVERDRAFTS.

         If a debit to any currency in the Cash Account results (or will result)
in a debit balance, then Bank may, in its discretion, (i) advance an amount equal to the overdraft, (ii) or refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If Bank elects to make such an advance, the advance will be deemed a loan to Customer, payable on demand, bearing interest at the applicable rate charged by Bank from time to time, for such overdrafts, from the date of such advance to the date of payment
(both after as well as before judgment) and otherwise on the terms on which Bank makes similar overdrafts available from time to time. No prior action or course of dealing on Bank's part with respect to the settlement of transactions on
Customer's behalf will be asserted by Customer against Bank for Bank's refusal to make advances to the Cash Account or to settle any transaction for which
Customer does not have sufficient available funds in the applicable currency in the Account.

4.3      BANK'S RIGHT OVER SECURITIES; SET-OFF.

         (a) Customer grants Bank a security interest in and a lien on the
Financial Assets held in the Securities Account as security for any and all amounts which are now or become owing to Bank under any provision of this
Agreement, whether or not matured or contingent ("Indebtedness").

         (b) Without prejudice to Bank's rights under Applicable Law, Bank may set off against any Indebtedness any amount in any currency standing to the credit of any of Customer's accounts (whether deposit or otherwise) with any
Bank branch or office or with any Affiliate of Bank. For this purpose, Bank shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.

           5. SUBCUSTODIANS, SECURITIES DEPOSITORIES, AND OTHER AGENTS

5.1      APPOINTMENT OF SUBCUSTODIANS; USE OF SECURITIES DEPOSITORIES.

         (a) Bank is authorized under this Agreement to act through and hold
Customer's Financial Assets with subcustodians, being at the date of this
Agreement the entities listed in Schedule 1 and/or such other entities as Bank may appoint as subcustodians ("SUBCUSTODIANS"). Bank will use reasonable care in the selection and continued appointment of such Subcustodians. In addition, Bank and each Subcustodian may deposit Financial Assets with, and hold Financial
Assets in, any securities depository, settlement system, dematerialized book entry system or similar system (together a "SECURITIES DEPOSITORY") on such terms as such systems customarily operate and Customer will provide Bank with such documentation or acknowledgements that Bank may require to hold the
Financial Assets in such systems.

                                       15

         (b) Any agreement Bank enters into with a Subcustodian for holding
Bank's customers' assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such
Subcustodian or its creditors except a claim for payment for their safe custody or administration, or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar law, and that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration. Where a Subcustodian deposits Securities with a Securities
Depository, Bank will cause the Subcustodian to identify on its records as belonging to Bank, as agent, the Securities shown on the Subcustodian's account at such Securities Depository. This Section 5.1(b) will not apply to the extent of any special agreement or arrangement made by Customer with any particular
Subcustodian.

         (c) Bank will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event Customer incurs a loss due to the negligence, willful misconduct, or insolvency of a Securities
Depository, Bank will make reasonable endeavors, in its discretion, to seek recovery from the Securities Depository, but Bank will not be obligated to institute legal proceedings, file a proof claim in any insolvency proceeding, or take any similar action.

5.2      LIABILITY FOR SUBCUSTODIANS.

         (a) Subject to Section 7.1(b), Bank will be liable for direct losses incurred by Customer that result from:

                  (i)      the failure by a Subcustodian to use reasonable care
                           in the provision of custodial services by it in
                           accordance with the standards prevailing in the
                           relevant market or from the fraud or willful
                           misconduct of such Subcustodian in the provision of
                           custodial services by it; or

                  (ii)     the insolvency of any Affiliated Subcustodian.

         (b) Subject to Section 5.1(a) and Bank's duty to use reasonable care in the monitoring of a Subcustodian's financial condition as reflected in its published financial statements and other publicly available financial information concerning it customarily reviewed by Bank in its oversight process,
Bank will not be responsible for the insolvency of any Subcustodian which is not a branch or an Affiliated Subcustodian.

         (c) Bank reserves the right to add, replace or remove Subcustodians.
Bank will give prompt notice of any such action, which will be advance notice if practicable. Upon request by Customer, Bank will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

5.3      USE OF AGENTS.

         (a) Bank may provide certain services under this Agreement through third parties,

                                       16

which may be Affiliates. Except to the extent provided in Section 5.2 with respect to Subcustodians, Bank will not be responsible for any loss as a result of a failure by any broker or any other third party that it selects and retains using reasonable care to provide ancillary services that it may not customarily provide itself, including, without limitation, delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions and class action litigation. Nevertheless, Bank will be liable for the performance of any such broker selected by Bank that is an Affiliate to the same extent as Bank would have been liable if it performed such services itself.

         (b) In the case of the sale under Section 2.8 of a fractional interest
(or in other cases where Customer has requested Bank to arrange for execution of a trade) Bank will place trades with a broker which is an Affiliate to the extent that Bank has established a program for such trading with such Affiliate.
An affiliated broker may charge its customary commission (or retain its customary spread) with respect to any such transaction.

                  6. ADDITIONAL PROVISIONS RELATING TO CUSTOMER

6.1      REPRESENTATIONS OF CUSTOMER AND BANK.

         (a) Customer represents and warrants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts, to use Bank as its custodian in accordance with the terms of this Agreement, to borrow money or otherwise incur indebtedness as contemplated by this Agreement, to pledge
Financial Assets as contemplated by Section 4.3, and to enter into foreign exchange transactions; (ii) assuming execution and delivery of this Agreement by
Bank, this Agreement is Customer's legal, valid and binding obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement (iii) it has not relied on any oral or written representation made by Bank or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Bank; and (iv) it is a resident of the United States and shall notify Bank of any changes in residency.

         (b) Bank represents and warrants that (i) assuming execution and delivery of this Agreement by Customer, this Agreement is Bank's legal, valid and binding obligation, enforceable in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.

Bank may rely upon the above or the certification of such other facts as may be required to administer Bank's obligations hereunder. Customer shall indemnify
Bank against all losses, liability, claims or demands arising directly or indirectly from any such certifications.

6.2      CUSTOMER TO PROVIDE CERTAIN INFORMATION TO BANK.

         Upon request, Customer will promptly provide to Bank such information about itself and

                                       17

its financial status as Bank may reasonably request, including Customer's organizational documents and its current audited and unaudited financial statements.

6.3      CUSTOMER IS LIABLE TO BANK EVEN IF IT IS ACTING FOR ANOTHER PERSON.

         If Customer is acting as an agent for a disclosed or undisclosed principal in respect of any transaction, cash, or Financial Asset, Bank nevertheless will treat Customer as its principal for all purposes under this
Agreement. In this regard, Customer will be liable to Bank as a principal in respect of any transactions relating to the Account. The foregoing will not affect any rights Bank might have against Customer's principal.

                       7. WHEN BANK IS LIABLE TO CUSTOMER

7.1      STANDARD OF CARE; LIABILITY.

         (a) Bank will use reasonable care in performing its obligations under this Agreement. Bank will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

         (b) Bank will be liable for Customer's direct damages to the extent they result from Bank's negligence or willful misconduct in performing its duties as set out in this Agreement and to the extent provided in Section
5.2(a). Nevertheless, under no circumstances will Bank be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, Bank's performance hereunder, or
Bank's role as custodian.

         (c) Customer will indemnify the Bank Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the Bank Indemnitees in connection with or arising out of (i)
Bank's performance under this Agreement, provided the Bank Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question or (ii) any Bank Indemnitee's status as a holder of record of Customer's Financial Assets. Nevertheless, Customer will not be obligated to indemnify any Bank Indemnitee under the preceding sentence with respect to any Liability for which Bank is liable under Section 5.2 of this
Agreement.

         (d) Without limiting Subsections 7.1 (a), (b) or (c), Bank will have no duty or responsibility to: (i) question Instructions or make any suggestions to
Customer or an Authorized Person regarding such Instructions; (ii) supervise or make recommendations with respect to investments or the retention of Financial
Assets; (iii) advise Customer or an Authorized Person regarding any default in the payment of principal or income of any security other than as provided in
Section 2.7(b) of this Agreement; (iv) evaluate or report to Customer or an
Authorized Person regarding the financial condition of any broker, agent or other party to which Bank is instructed to deliver Financial Assets or cash; or
(v) review or reconcile trade confirmations received from brokers (and Customer or its Authorized Persons issuing Instructions will bear any responsibility to

                                       18

review such confirmations against Instructions issued to and Statements of
Account issued by Bank).

7.2      FORCE MAJEURE.

         Bank will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global custody business that it determines from time to time meet reasonable commercial standards. Bank will have no liability, however, for any damage, loss, expense or liability of any nature that Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery, malfunction of equipment or software (except where such malfunction is primarily attributable to Bank's negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of Bank
(including without limitation, the non-availability of appropriate foreign exchange).

7.3      BANK  MAY CONSULT WITH COUNSEL.

         Bank will be entitled to rely on, and may act upon the advice of professional advisers in relation to matters of law, regulation or market practice (which may be the professional advisers of Customer), and will not be liable to Customer for any action taken or omitted pursuant to such advice.

7.4      BANK PROVIDES DIVERSE FINANCIAL SERVICES AND MAY GENERATE PROFITS AS A
         RESULT.

         Customer acknowledges that Bank or its Affiliates may have a material interest in transactions entered into by Customer with respect to the Account or that circumstances are such that Bank may have a potential conflict of duty or interest. For example, Bank or its Affiliates may act as a market maker in the
Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial
Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of the Financial Assets; or earn profits from any of these activities. Customer further acknowledges that Bank or its Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of Customer but that Bank is not under any duty to disclose any such information.

                                   8. TAXATION

8.1      TAX OBLIGATIONS.

         (a) Customer confirms that Bank is authorized to deduct from any cash received or credited to the Cash Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of Customer's
Accounts.

                                       19

         (b) Customer will provide to Bank such certifications, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. Customer undertakes to notify Bank immediately if any information requires updating or correcting. Bank shall not be liable for any taxes, penalties, interest or additions to tax, payable or paid that result from (i) the inaccurate completion of documents by Customer or any third party; (ii) provision to Bank or a third party of inaccurate or misleading information by Customer or any third party;
(iii) the withholding of material information by Customer or any third party; or
(iv) as a result of any delay by any revenue authority or any other cause beyond the Bank's control.

         (c) If Bank does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued
(including, but not limited to, United States non-resident alien tax and/or backup withholding tax.

         (d) Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account..
Customer will indemnify and hold Bank harmless from and against any and all liabilities, penalties, interest or additions to tax with respect to or resulting from, any delay in, or failure by, Bank (i) to pay, withhold or report any U.S. federal, state or local taxes or foreign taxes imposed on, or (ii) to report interest, dividend or other income paid or credited to the Cash Account, regardless of the reason for such delay or failure, provided, however, that
Customer will not be liable to Bank for any penalty or additions to tax due solely as a result of Bank's negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.

8.2      TAX RELIEF SERVICES.

         (a) Subject to the provisions of this Section, Bank will apply for a reduction of withholding tax and any refund of any tax paid or tax credits in respect of income payments on Financial Assets credited to the Securities
Account that Bank believes may be available. To defray expenses pertaining to nominal tax claims, Bank may from time-to-time set minimum thresholds as to a de minimus value of tax reclaims or reduction of withholding which it will pursue in respect of income payments under this section.

         (b) The provision of a tax relief service by Bank is conditional upon
Bank receiving from Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from Bank), prior to the receipt of Financial assets in the Account or the payment of income.

         (c) Bank will perform tax relief services only with respect to taxation levied by the revenue authorities of the countries advised to Customer from time to time and Bank may, by notification in writing, in its absolute discretion, supplement or amend the countries in which the tax relief services are offered.
Other than as expressly provided in this Section 8.2 Bank will have no responsibility with regard to Customer's tax position or status in any jurisdiction.

                                       20

         (d) Customer confirms that Bank is authorized to disclose any information requested by any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

                                 9. TERMINATION

         Either party may terminate this Agreement on sixty (60) days' written notice to the other party. If Customer gives notice of termination, it must provide full details of the persons to whom Bank must deliver Financial Assets and cash. If Bank gives notice of termination, then Customer must, within sixty days, notify Bank of details of its new custodian, failing which Bank may elect
(at any time after the sixty day notice period) either to retain the Financial
Assets and cash until such details are given, continuing to charge fees due (in which case Bank's sole obligation will be for the safekeeping of the Financial
Assets and cash), or deliver the Financial Assets and cash to Customer. Bank will in any event be entitled to deduct any amounts owing to it prior to delivery of the Financial Assets and cash (and, accordingly, Bank will be entitled to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it). Customer will reimburse Bank promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.

                                10. MISCELLANEOUS

10.1     NOTICES.

         Notices (other than Instructions) will be served by registered mail or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

10.2     SUCCESSORS AND ASSIGNS.

         This Agreement will be binding on each of the parties' successors and assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld.

10.3     INTERPRETATION.

         Headings are for convenience only and are not intended to affect interpretation. References to sections are to sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.

10.4     ENTIRE AGREEMENT.

         (a)      The following Rider(s) are incorporated into this Agreement:

                                       21

                  ___      Cash Trade Execution;

                  ___      Cash Sweep;

                  ___      Accounting Services;

                  ___      Mutual Fund.

         (b) This Agreement, including the Schedules, Exhibits, and Riders (and any separate agreement which Bank and Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to custody, whether oral or written. Amendments must be in writing and signed by both parties.

10.5     INFORMATION CONCERNING DEPOSITS AT BANK'S LONDON BRANCH.

         The Financial Services Compensation Scheme (the "FSCS") was created under the Financial Services and Markets Act 2000. The terms of the FSCS offer protection in connection with deposits and investments in the event of the persons to whom Bank's London Branch provides services suffering a financial loss as a direct consequence of Bank's London Branch being unable to meet any of its liabilities, and subject to the FSCS rules regarding eligible claimants and eligible claims, the Customer may have a right to claim compensation from the
FSCS. Subject to the terms of the FSCS, the limit on the maximum compensation sum payable by the FSCS in relation to investment business is (pound)48,000 and in relation to deposits is (pound)31,700. A detailed description of the FSCS
(including information on how to make a claim, eligibility criteria and the procedures involved) is available from the FSCS who can be contacted at 7th
Floor, Lloyds Chambers, Portsoken Street, London, E1 8BN.

10.6     INSURANCE.

         Bank will not be required to maintain any insurance coverage for the benefit of Customer.

10.7     GOVERNING LAW AND JURISDICTION.

         This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to
New York's principles regarding conflict of laws. The United States District
Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of

                                       22

process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this
Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment)
or other legal process, Customer shall not claim, and it hereby irrevocably waives, such immunity.

10.8     SEVERABILITY; WAIVER; AND SURVIVAL.

         (a) If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

         (b) Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right hereunder operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

         (c) Bank's rights, protections, and remedies under this Agreement shall survive its termination.

10.9     COUNTERPARTS.

         This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

                                       23

10.10    NO THIRD PARTY BENEFICIARIES.

         A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

                                      CUSTOMER

                                      By: /s/ Stefanie Chang Yu
                                          ----------------------------------
                                      Title: Vice President
                                      Date:  January 14, 2004

                                      JPMORGAN CHASE BANK

                                      By: /s/ Mark W. Kucera
                                          ----------------------------------
                                      Title: Vice President
                                      Date:  January 14, 2004